EXHIBIT 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

Zivo Bioscience, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Common Stock, $0.001 par value(3)	457(c)	2,996,260	$1.82	$5,453,193.20	$0.00011020	$600.94
Fees Previously Paid
	Total Offering Amounts							$600.94
	Total Fees Previously Paid							—
	Total Fee Offsets							—
		Net Fee Due						$600.94

(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the securities being registered hereunder also include such indeterminate number of additional shares of common stock as may from time to time be issued after the date hereof as a result of stock splits, stock dividends, recapitalizations or similar transactions.

(2)

Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) of the Securities Act, based on the average of the high ($1.90) and low ($1.74) prices of the Common Stock of the registrant as reported on The Nasdaq Capital Market on July 25, 2023.

(3)

Represents shares of our common stock, par value $0.001 (the “Common Stock”) offered by the selling stockholder issuable upon the exercise of the Series A Common Warrants and the Series B Common Warrants to purchase Common Stock issued to the selling stockholder in a private placement.